Exhibit 99.1

July 22, 2011

Quarterly Report
Second Quarter 2011

We are pleased to report that through the second quarter ended June 30, 2011, earnings for your company were up 26.2% when compared to the June 30, 2010 earnings. On a year to date basis, we earned $2.68 million compared to $2.13 million for the six months ended June 30, 2010. We reported $1.42 million in profit for the second quarter of 2011, compared to $1.18 million for the second quarter of 2010, a 20.3% increase. Earnings per share on a fully diluted basis, increased from $0.78 per share to $0.98 per share through the six months ended June 30, 2011.

A significant contributor to this improvement in our bottom line has been a strategy that we began implementing in August, 2010 to improve our net interest margin. We have increased the margin from 3.46% for June, 2010 to 4.48% through June, 2011. As a result, our net interest income has totaled $12.04 million through the second quarter of 2011, which is a 20.3% increase over the June, 2010 net interest income figure.

Loan demand continues to remain soft as the economies in our markets continue to be somewhat uncertain. As has been said in prior reports, both the national and Kentucky economies continue to be sluggish. In many of the markets in which we do business, there has been some improvement in unemployment, along with some slight improvement in loan demand. The housing and home construction sectors, both locally and nationally, continue to struggle. Economists continue to forecast that we will have a significant number of unsold homes in inventory. Congress?s continual inability, at least at the time of this letter, to resolve our debt ceiling issues has left the markets in a bit of a tenuous position. We are hopeful that they will come to a resolution prior to your receiving this letter. Finally, it has been a year since the Dodd-Frank bill passed. The implications of this legislation are still incomplete other than the banking industry?s concerns about the increased cost of regulation.

In our Wealth Management Department, we have added two additional employees to help us better service our clients as well as grow that area of your bank. Eric McAnallen has joined us as a financial consultant and will be working with our bank?s brokerage team. Eric is a graduate of the University of Kentucky and Regis University, and has most recently been working for Edward D. Jones, Co. His primary area of focus will be the Jessamine, Woodford, and Scott markets. Additionally, in the Wealth Management area, Jason Gresham has joined us as the newest member of our team. Jason comes to us with a background in financial planning, first at J.P. Morgan Chase, and more recently with TIAA-CREF where he was an accredited Wealth Management advisor. He is a graduate of the University of Kentucky with a degree in economics. We look forward to both of these gentlemen?s contributions to the growth of our Wealth Management area.

Judy Taylor, who has been the head of our Human Resources Department for the last sixteen years, has announced her retirement. In anticipation of that, we have recently added Carol Caskey as a Senior Vice-President and Director of Human Resources. Carol has been in the Human Resources field for over twenty years. She worked most recently for Humana and prior to that, for a large restaurant franchise. She has both her Bachelor?s and Master?s Degrees from Morehead State University. I would be remiss if I did not thank Judy for her twenty-four years of commitment to Kentucky Bank. We wish Judy well with her retirement, and we certainly appreciate her immense contribution and dedication to make our bank a wonderful environment in which to work.

The economic challenges and uncertainty that have existed over the last three and a half years will still be facing us over the next twelve to eighteen months. Your company is still committed to meet those challenges head on, and to provide a return on investment that you should expect. We will continue to do everything possible to accomplish what is in the long term best interest of our customers, employees, communities, and our shareholders.

As always, we appreciate your support.


/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                       6/30/2011          6/30/2010          Change
Assets
  Cash & Due From Banks                             $  13,547,467      $  13,566,766          -0.1%
  Securities                                          173,611,167        191,625,562          -9.4
  Loans Held for Sale                                     513,900            294,800          74.3
  Loans                                               408,515,863        416,474,796          -1.9
  Reserve for Loan Losses                               5,641,760          6,460,927         -12.7
    Net Loans                                         402,874,103        410,013,869          -1.7
  Federal Funds Sold                                      106,000         16,837,000         -99.4
  Other Assets                                         57,507,552         54,816,975           4.9
     Total Assets                                   $ 648,160,189      $ 687,154,972          -5.7%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $ 126,399,413      $ 117,022,918           8.0%
    Savings & Interest Checking                       180,542,318        160,874,631          12.2
    Certificates of Deposit                           210,051,532        277,033,341         -24.2
      Total Deposits                                  516,993,263        554,930,890          -6.8
  Repurchase Agreements                                 4,488,530          4,340,585           3.4
  Other Borrowed Funds                                 56,109,788         58,830,688          -4.6
  Other Liabilities                                     5,032,243          6,193,764         -18.8
    Total Liabilities                                 582,623,824        624,295,927          -6.7
  Stockholders' Equity                                 65,536,365         62,859,045           4.3
    Total Liabilities & Stockholders? Equity        $ 648,160,189      $ 687,154,972          -5.7%



CONSOLIDATED INCOME STATEMENT
                                                  Six Months Ending                   Three Months Ending
                                                                  Percentage                             Percentage
                                         6/30/2011     6/30/2010    Change     6/30/2011     6/30/2010     Change
Interest Income                        $ 15,139,200  $ 15,448,422    -2.0%   $ 7,681,644   $ 7,876,830      -2.5%
Interest Expense                          3,103,202     5,447,301   -43.0      1,465,720     2,745,055     -46.6
  Net Interest Income                    12,035,998    10,001,121    20.3      6,215,924     5,131,775      21.1
Loan Loss Provision                       1,450,000     1,250,000    16.0        700,000       800,000     -12.5
  Net Interest Income After Provision    10,585,998     8,751,121    21.0      5,515,924     4,331,775      27.3
Other Income                              4,100,992     4,116,720    -0.4      2,273,525     2,369,947      -4.1
Other Expenses                           11,560,448    10,507,694    10.0      6,130,935     5,335,341      14.9
  Income Before Taxes                     3,126,542     2,360,147    32.5      1,658,514     1,366,381      21.4
Income Taxes                                443,350       234,628    89.0        237,731       185,281      28.3
  Net Income                           $  2,683,192  $  2,125,519    26.2    $ 1,420,783   $ 1,181,100      20.3
Net Change in Unrealized Gain (loss)
  on Securities                           3,101,686       891,283   248.0      1,807,535       685,050     163.9
  Comprehensive Income                 $  5,784,878  $  3,016,802    91.8%   $ 3,228,318   $ 1,866,150      73.0%

Selected Ratios
  Return on Average Assets                     0.82%         0.60%                  0.87%       0.66%
  Return on Average Equity                     8.5           6.9                    8.9         7.6

  Earnings Per Share                        $  0.98       $  0.78                $  0.52     $  0.43
  Earnings Per Share - assuming dilution       0.98          0.78                   0.52        0.43
  Cash Dividends Per Share                     0.44          0.42                   0.22        0.21
  Book Value Per Share                        23.96         22.92

  Market Price                         High        Low         Close
    Second Quarter '11                 $17.00      $15.83      $16.50
    First Quarter '11                  $17.50      $16.50      $16.50